Exhibit 99

Best Buy Reports Fourth Quarter Results

Comparable Sales Increased 0.5%

GAAP Diluted EPS of $0.54 Included a Goodwill Impairment of ($2.02)

Adjusted* Diluted EPS of $2.58

Increasing Quarterly Dividend 1% to $0.95 per Share

Expects FY26 Adjusted* Diluted EPS of $6.20 to $6.60

MINNEAPOLIS, March 4, 2025 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week fourth quarter ended February 1, 2025 (“Q4 FY25”), as compared to the 14-week fourth quarter ended February 3, 2024 (“Q4 FY24”).

FY25 had 52 weeks compared to 53 weeks in FY24. The company estimates the impact of the extra week in Q4 FY24 added approximately $735 million in revenue, approximately 15 basis points of adjusted1 operating income rate and approximately $0.30 of adjusted1 diluted EPS to the full-year results. Comparable sales for the 14-week Q4 FY24 and 53-week FY24 exclude the impact of the extra week.

	Q4 FY25	Q4 FY24	FY25	FY24
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Revenue ($ in millions)
Enterprise	$13,948	$14,646	$41,528	$43,452
Domestic segment	$12,715	$13,410	$38,238	$40,097
International segment	$1,233	$1,236	$3,290	$3,355
Enterprise comparable sales % change[2]	0.5%	(4.8)%	(2.3)%	(6.8)%
Domestic comparable sales % change[2]	0.2%	(5.1)%	(2.5)%	(7.1)%
Domestic comparable online sales % change[2]	2.6%	(4.8)%	(0.8)%	(7.8)%
International comparable sales % change[2]	3.8%	(1.4)%	(0.5)%	(3.2)%
Operating Income
GAAP operating income as a % of revenue	1.6%	3.8%	3.0%	3.6%
Adjusted[1] operating income as a % of revenue	4.9%	5.0%	4.2%	4.1%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$0.54	$2.12	$4.28	$5.68
Adjusted[1] diluted EPS	$2.58	$2.72	$6.37	$6.37

*  Beginning in Q4 FY25, the company renamed all of its non-GAAP financial measures to adjusted financial measures; for example, non-GAAP SG&A has been renamed to adjusted SG&A. The methodology for calculating these measures remains unchanged, and therefore any previously reported non-GAAP financial measures that are renamed to corresponding adjusted financial measures remain unchanged. For GAAP to non-GAAP reconciliations of the adjusted measures used throughout this release, please refer to the attached supporting schedule.

“I am pleased to report better-than-expected sales for the fourth quarter driven by strong growth in computing as well as improved sales performance in other categories,” said Corie Barry, Best Buy CEO. “We also delivered a better-than-expected adjusted operating income rate for the holiday quarter.”

“We are proud of our execution and the momentum we built in FY25,” Barry continued. “We are excited to build on that momentum to bring our FY26 strategy to life while we continue to navigate uncertain circumstances. We are focused on strengthening our position in retail as the leading omni-channel destination for technology and expanding our operating income rate while building and scaling incremental profit streams, including Best Buy Marketplace and Best Buy Ads, that we believe will drive robust returns in the future.”

FY26 Financial Guidance

Matt Bilunas, Best Buy CFO said, “As we enter FY26, we believe consumer behavior will be largely similar to last year – remaining resilient but still dealing with high inflation that is driving expenses up across their lives, making them value focused and thoughtful about big ticket purchases. And, at the same time, we continue to see a consumer that is willing to spend on high price point products when they need to or when there is technology innovation. This leads to our comparable sales guide in the range of flat to 2% growth for the year, with growth weighted more to the second half of the year based on the timing of product launches and initiatives.”

Bilunas continued, “For Q1 FY26, we expect comparable sales to be slightly down to last year and our adjusted operating income rate to be approximately 3.4%.”

Best Buy’s guidance for FY26 is the following:

•	Revenue of $41.4 billion to $42.2 billion
•	Comparable sales[2] of 0.0% to 2.0%
•	Enterprise adjusted[1] operating income rate[3] of 4.2% to 4.4%
•	Adjusted[1] effective income tax rate[3] of approximately 25.0%
•	Adjusted[1] diluted EPS[3] of $6.20 to $6.60
•	Capital expenditures of $700 million to $750 million

Note: The above FY26 guidance does not include the impact of recently implemented or proposed tariffs.

Domestic Segment Q4 FY25 Results

Domestic Revenue

Domestic comparable sales increased 0.2% and revenue decreased 5.2% versus last year to $12.72 billion. The revenue decrease was primarily due to the extra week of revenue totaling approximately $675 million in Q4 FY24.

From a merchandising perspective, the largest drivers of the comparable sales increase on a weighted basis were computing, tablets and services. These drivers were partially offset by declines in the appliances, home theater and gaming categories.

Domestic online revenue of $5.02 billion increased 2.6% on a comparable basis, and as a percentage of total Domestic revenue, online revenue was 39.5% versus 38.0% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 20.9% versus 20.4% last year. The higher gross profit rate was primarily due to improved financial performance from the company’s services category, including its membership offerings, which was partially offset by lower profit-sharing revenue from the company’s private label and co-branded credit card arrangement.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A expenses were $2.04 billion, or 16.0% of revenue, versus $2.07 billion, or 15.4% of revenue, last year. Adjusted1 SG&A expenses were $2.03 billion, or 16.0% of revenue, versus $2.06 billion, or 15.4% of revenue, last year. Both GAAP and adjusted1 SG&A expense decreased primarily due to lapping the extra week last year, which was partially offset by higher incentive compensation and advertising expense.

International Segment Q4 FY25 Results

International Revenue

International comparable sales increased 3.8% and revenue decreased 0.2% versus last year to $1.23 billion. The revenue decrease was largely due to the extra week of revenue totaling approximately $60 million in Q4 FY24 and approximately 500 basis points of negative foreign currency impact, which were partially offset by revenue from Best Buy Express locations that have opened in Canada during FY25.

International Gross Profit Rate

International gross profit rate was 21.4% versus 21.0% last year. The higher gross profit rate was primarily due to lower supply chain costs.

International SG&A

International SG&A expenses were $194 million, or 15.7% of revenue, versus $202 million, or 16.3% of revenue, last year. The lower SG&A expense was primarily due to favorable foreign currency impacts and lapping the extra week last year, which were partially offset by expenses associated with Best Buy Express locations that have opened during FY25 and higher incentive compensation expense.

Goodwill Impairment

During Q4 FY25, the company recorded a pre-tax non-cash goodwill impairment charge of $475 million related to its Best Buy Health reporting unit. The impairment charge reflects downward revisions in the long-term financial projections for Best Buy Health.

Income Taxes

The Q4 FY25 effective tax rate was 47.2% versus 21.2% last year. The adjusted1 effective tax rate was 21.0% versus 22.1% last year. The higher GAAP effective tax rate was primarily due to the nondeductible portion of the Best Buy Health goodwill impairment.

Share Repurchases and Dividends

In Q4 FY25, the company returned a total of $415 million to shareholders through dividends of $200 million and share repurchases of $215 million. For the full year, the company returned a total of $1.3 billion to shareholders through dividends of $807 million and share repurchases of $500 million. The company expects to spend approximately $300 million on share repurchases during FY26.

Today, the company announced its board of directors approved a 1% increase in the regular quarterly dividend to $0.95 per share. The regular quarterly dividend will be payable on April 15, 2025, to shareholders of record as of the close of business on March 25, 2025.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on March 4, 2025. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) Beginning in Q4 FY25, the company renamed all of its non-GAAP financials measures to adjusted financial measures; for example, non-GAAP SG&A has been renamed to adjusted SG&A. The methodology for calculating these measures remains unchanged, and therefore any previously reported non-GAAP financial measures that are renamed to corresponding adjusted financial measures remain unchanged. For GAAP to non-GAAP reconciliations of the adjusted measures used throughout this release, please refer to the attached supporting schedule.

(2) The method of calculating comparable sales varies across the retail industry. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and our subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), and available at www.investors.bestbuy.com.

(3) A reconciliation of the projected adjusted operating income rate, adjusted effective income tax rate, and adjusted diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill and intangible asset impairments; gains and losses on sales of subsidiaries and certain investments; amortization of definite-lived intangible assets associated with acquisitions; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," “appear,” “approximate,” "assume," "believe," “continue,” “could,” "estimate," "expect," “foresee,” "guidance," "intend," “may,” “might,” "outlook," "plan," “possible,” "project" “seek,” “should,” “would,” and other words and terms of similar meaning or the negatives thereof. Such statements reflect our current views and estimates with respect to future market conditions, company performance and financial results, operational investments, business prospects, our operating model, new strategies and growth initiatives, the competitive environment, consumer behavior and other events. These statements involve a number of judgments and are subject to certain risks and uncertainties, many of which are outside the control of the Company, that could cause actual results to differ materially from the potential results discussed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our most recent Annual Report on Form 10-K, and any updated information in subsequent Quarterly Reports on Form 10-Q, for a description of important factors that could cause our actual results to differ materially from those contemplated by the forward-looking statements made in this release. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macroeconomic pressures in the markets in which we operate (including but not limited to recession, inflation rates, fluctuations in foreign currency exchange rates, limitations on a government’s ability to borrow and/or spend capital, fluctuations in housing prices, energy markets, jobless rates and effects related to the conflicts in Eastern Europe and the Middle East or other geopolitical events); catastrophic events, health crises and pandemics; susceptibility of the products we sell to technological advancements, product life cycle fluctuations and changes in consumer preferences; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers and in the provision of delivery speed and options); our ability to attract and retain qualified employees; changes in market compensation rates; our expansion into health and new products, services and technologies; our focus on services as a strategic priority; our reliance on key vendors and mobile network carriers (including product availability); our ability to maintain positive brand perception and recognition; our ability to effectively manage strategic ventures, alliances or acquisitions; our ability to effectively manage our real estate portfolio; inability of vendors or service providers to perform components of our supply chain (impacting our stores or other aspects of our operations) and other various functions of our business; risks arising from and potentially unique to our exclusive brands products; risks associated with vendors that source products outside the U.S.; our reliance on our information technology systems, internet and telecommunications access and capabilities; our ability to prevent or effectively respond to a cyber-attack, privacy or security breach; product safety and quality concerns; changes to labor or employment laws or regulations; risks arising from statutory, regulatory and legal developments (including statutes and/or regulations related to tax or privacy); evolving corporate governance and public disclosure regulations and expectations (including, but not limited to, cybersecurity and environmental, social and governance matters); risks arising from our international activities (including fluctuations in foreign currency exchange rates) and those of our vendors; failure to effectively manage our costs; our dependence on cash flows and net earnings generated during the fourth fiscal quarter; pricing investments and promotional activity; economic or regulatory developments that might affect our ability to provide attractive promotional financing; constraints in the capital markets; changes to our vendor credit terms; changes in our credit ratings; and failure to meet financial-performance guidance or other forward-looking statements. We caution that the foregoing list of important factors is not complete. Any forward-looking statements speak only as of the date they are made and we assume no obligation to update any forward-looking statement that we may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended			Twelve Months Ended
February 1, 2025		February 3, 2024	February 1, 2025	February 3, 2024
Revenue	$13,948	$14,646	$41,528	$43,452
Cost of sales	11,030	11,645	32,143	33,849
Gross profit	2,918	3,001	9,385	9,603
Gross profit %	20.9%	20.5%	22.6%	22.1%
Selling, general and administrative expenses	2,233	2,271	7,651	7,876
SG&A %	16.0%	15.5%	18.4%	18.1%
Restructuring charges	(7)	169	(3)	153
Goodwill impairment	475	-	475	-
Operating income	217	561	1,262	1,574
Operating income %	1.6%	3.8%	3.0%	3.6%
Other income (expense):
Gain on sale of subsidiary, net	-	-	-	21
Investment income and other	19	37	84	78
Interest expense	(13)	(14)	(51)	(52)
Earnings before income tax expense and equity in income of affiliates	223	584	1,295	1,621
Income tax expense	106	124	372	381
Effective tax rate	47.2%	21.2%	28.7%	23.5%
Equity in income of affiliates	-	-	4	1
Net earnings	$117	$460	$927	$1,241

Basic earnings per share	$0.55	$2.13	$4.31	$5.70
Diluted earnings per share	$0.54	$2.12	$4.28	$5.68

Weighted-average common shares outstanding:
Basic	213.6	215.9	215.2	217.7
Diluted	215.4	216.8	216.6	218.5

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	February 1, 2025	February 3, 2024
Assets
Current assets:
Cash and cash equivalents	$1,578	$1,447
Receivables, net	1,044	939
Merchandise inventories	5,085	4,958
Other current assets	517	553
Total current assets	8,224	7,897
Property and equipment, net	2,122	2,260
Operating lease assets	2,833	2,758
Goodwill	908	1,383
Other assets	695	669
Total assets	$14,782	$14,967

Liabilities and equity
Current liabilities:
Accounts payable	$4,980	$4,637
Unredeemed gift card liabilities	253	253
Deferred revenue	951	1,000
Accrued compensation and related expenses	464	486
Accrued liabilities	741	902
Current portion of operating lease liabilities	617	618
Current portion of long-term debt	10	13
Total current liabilities	8,016	7,909
Long-term operating lease liabilities	2,282	2,199
Long-term debt	1,144	1,152
Long-term liabilities	532	654
Equity	2,808	3,053
Total liabilities and equity	$14,782	$14,967

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Twelve Months Ended
	February 1, 2025	February 3, 2024
Operating activities
Net earnings	$927	$1,241
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	866	923
Restructuring charges	(3)	153
Goodwill impairment	475	-
Stock-based compensation	139	145
Deferred income taxes	(59)	(214)
Gain on sale of subsidiary, net	-	(21)
Other, net	12	26
Changes in operating assets and liabilities:
Receivables	(111)	204
Merchandise inventories	(155)	178
Other assets	11	(18)
Accounts payable	358	(1,025)
Income taxes	(212)	52
Other liabilities	(150)	(174)
Total cash provided by operating activities	2,098	1,470

Investing activities
Additions to property and equipment	(706)	(795)
Purchases of investments	(26)	(9)
Net proceeds from sale of subsidiary	-	14
Sales of investments	20	7
Other, net	8	2
Total cash used in investing activities	(704)	(781)

Financing activities
Repurchase of common stock	(500)	(340)
Issuance of common stock	17	19
Dividends paid	(807)	(801)
Repayments of debt	(17)	(19)
Other, net	(2)	(3)
Total cash used in financing activities	(1,309)	(1,144)

Effect of exchange rate changes on cash and cash equivalents	(10)	(5)
Increase (decrease) in cash, cash equivalents and restricted cash	75	(460)
Cash, cash equivalents and restricted cash at beginning of period	1,793	2,253
Cash, cash equivalents and restricted cash at end of period	$1,868	$1,793

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
Domestic Segment Results	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Revenue	$12,715	$13,410	$38,238	$40,097
Comparable sales % change	0.2%	(5.1)%	(2.5)%	(7.1)%
Comparable online sales % change	2.6%	(4.8)%	(0.8)%	(7.8)%
Gross profit	$2,654	$2,742	$8,647	$8,850
Gross profit as a % of revenue	20.9%	20.4%	22.6%	22.1%
SG&A	$2,039	$2,069	$7,021	$7,236
SG&A as a % of revenue	16.0%	15.4%	18.4%	18.0%
Operating income	$147	$512	$1,154	$1,467
Operating income as a % of revenue	1.2%	3.8%	3.0%	3.7%

Domestic Segment Non-GAAP Results*
Adjusted gross profit	$2,654	$2,742	$8,647	$8,850
Adjusted gross profit as a % of revenue	20.9%	20.4%	22.6%	22.1%
Adjusted SG&A	$2,034	$2,064	$7,000	$7,175
Adjusted SG&A as a % of revenue	16.0%	15.4%	18.3%	17.9%
Adjusted operating income	$620	$678	$1,647	$1,675
Adjusted operating income as a % of revenue	4.9%	5.1%	4.3%	4.2%

	Three Months Ended		Twelve Months Ended
International Segment Results	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Revenue	$1,233	$1,236	$3,290	$3,355
Comparable sales % change	3.8%	(1.4)%	(0.5)%	(3.2)%
Gross profit	$264	$259	$738	$753
Gross profit as a % of revenue	21.4%	21.0%	22.4%	22.4%
SG&A	$194	$202	$630	$640
SG&A as a % of revenue	15.7%	16.3%	19.1%	19.1%
Operating income	$70	$49	$108	$107
Operating income as a % of revenue	5.7%	4.0%	3.3%	3.2%

International Segment Non-GAAP Results*
Adjusted gross profit	$264	$259	$738	$753
Adjusted gross profit as a % of revenue	21.4%	21.0%	22.4%	22.4%
Adjusted SG&A	$194	$202	$630	$640
Adjusted SG&A as a % of revenue	15.7%	16.3%	19.1%	19.1%
Adjusted operating income	$70	$57	$108	$113
Adjusted operating income as a % of revenue	5.7%	4.6%	3.3%	3.4%

*  Beginning in Q4 FY25, the company renamed all of its non-GAAP financial measures to adjusted financial measures; for example, non-GAAP SG&A has been renamed to adjusted SG&A. The methodology for calculating these measures remains unchanged, and therefore any previously reported non-GAAP financial measures that are renamed to corresponding adjusted financial measures remain unchanged. For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Computing and Mobile Phones	44%	42%	6.5%	(4.2)%
Consumer Electronics	31%	31%	(2.2)%	(9.0)%
Appliances	10%	11%	(11.4)%	(13.7)%
Entertainment	9%	10%	(10.9)%	8.4%
Services	5%	5%	9.9%	6.3%
Other	1%	1%	18.7%	90.8%
Total	100%	100%	0.2%	(5.1)%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Computing and Mobile Phones	46%	44%	8.5%	1.8%
Consumer Electronics	29%	31%	(0.7)%	(9.2)%
Appliances	9%	9%	4.9%	(4.1)%
Entertainment	11%	11%	(3.9)%	16.1%
Services	4%	4%	6.2%	7.7%
Other	1%	1%	2.4%	(38.8)%
Total	100%	100%	3.8%	(1.4)%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented adjusted financial measures (non-GAAP financial measures). The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, goodwill and intangible asset impairments, price-fixing settlements, gains and losses on subsidiaries and certain investments, amortization of definite-lived intangible assets associated with acquisitions, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	February 1, 2025			February 3, 2024
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$2,039	$194	$2,233	$2,069	$202	$2,271
% of revenue	16.0%	15.7%	16.0%	15.4%	16.3%	15.5%
Intangible asset amortization[1]	(5)	-	(5)	(5)	-	(5)
Adjusted SG&A	$2,034	$194	$2,228	$2,064	$202	$2,266
% of revenue	16.0%	15.7%	16.0%	15.4%	16.3%	15.5%

Operating income	$147	$70	$217	$512	$49	$561
% of revenue	1.2%	5.7%	1.6%	3.8%	4.0%	3.8%
Intangible asset amortization[1]	5	-	5	5	-	5
Restructuring charges[2]	(7)	-	(7)	161	8	169
Goodwill impairment[3]	475	-	475	-	-	-
Adjusted operating income	$620	$70	$690	$678	$57	$735
% of revenue	4.9%	5.7%	4.9%	5.1%	4.6%	5.0%

Effective tax rate			47.2%			21.2%
Intangible asset amortization[1]			(0.8)%			-%
Restructuring charges[2]			1.1%			0.9%
Goodwill impairment[3]			(26.4)%			-%
Loss on investments			(0.1)%			-%
Adjusted effective tax rate			21.0%			22.1%

	Three Months Ended			Three Months Ended
	February 1, 2025			February 3, 2024
	Pretax Earnings	Net of Tax[5]	Per Share	Pretax Earnings	Net of Tax[5]	Per Share
Diluted EPS			$0.54			$2.12
Intangible asset amortization[1]	$5	$4	0.02	$5	$3	0.02
Restructuring charges[2]	(7)	(5)	(0.02)	169	127	0.58
Goodwill impairment[3]	475	433	2.02	-	-	-
Loss on investments	7	6	0.02	-	-	-
Adjusted diluted EPS			$2.58			$2.72

	Twelve Months Ended			Twelve Months Ended
	February 1, 2025			February 3, 2024
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$7,021	$630	$7,651	$7,236	$640	$7,876
% of revenue	18.4%	19.1%	18.4%	18.0%	19.1%	18.1%
Intangible asset amortization[1]	(21)	-	(21)	(61)	-	(61)
Adjusted SG&A	$7,000	$630	$7,630	$7,175	$640	$7,815
% of revenue	18.3%	19.1%	18.4%	17.9%	19.1%	18.0%

Operating income	$1,154	$108	$1,262	$1,467	$107	$1,574
% of revenue	3.0%	3.3%	3.0%	3.7%	3.2%	3.6%
Intangible asset amortization[1]	21	-	21	61	-	61
Restructuring charges[2]	(3)	-	(3)	147	6	153
Goodwill impairment[3]	475	-	475	-	-	-
Adjusted operating income	$1,647	$108	$1,755	$1,675	$113	$1,788
% of revenue	4.3%	3.3%	4.2%	4.2%	3.4%	4.1%

Effective tax rate			28.7%			23.5%
Intangible asset amortization[1]			(0.6)%			0.1%
Restructuring charges[2]			0.1%			0.2%
Goodwill impairment[3]			(4.9)%			-%
Adjusted effective tax rate			23.3%			23.8%

	Twelve Months Ended			Twelve Months Ended
	February 1, 2025			February 3, 2024
	Pretax Earnings	Net of Tax[5]	Per Share	Pretax Earnings	Net of Tax[5]	Per Share
Diluted EPS			$4.28			$5.68
Intangible asset amortization[1]	$21	$16	0.08	$61	$46	0.21
Restructuring charges[2]	(3)	(2)	(0.01)	153	115	0.53
Goodwill impairment[3]	475	433	1.99	-	-	-
Loss on investments	7	6	0.03	11	11	0.05
Gain on sale of subsidiary, net[4]	-	-	-	(21)	(21)	(0.10)
Adjusted diluted EPS			$6.37			$6.37

(1)Represents the non-cash amortization of definite-lived intangible assets associated with acquisitions, including customer relationships, tradenames and developed technology assets.

(2)Represents charges related to employee termination benefits and subsequent adjustments to previously planned organizational changes and higher-than-expected employee retention associated with enterprise-wide restructuring initiatives.

(3)Represents a non-cash goodwill impairment charge related to our Best Buy Health reporting unit.

(4)Represents the gain on sale of a Mexico subsidiary subsequent to our exit from operations in Mexico.

(5)The non-GAAP adjustments primarily relate to the U.S. As such, the forecasted annual income tax on a portion of the U.S. non-GAAP adjustments is calculated using the statutory tax rate of 24.5%. There is no forecasted annual income tax for a portion of the U.S. non-GAAP adjustments, as there is no forecasted annual tax benefit on the expenses in the calculation of GAAP income tax expense.

*  Beginning in Q4 FY25, the company renamed all of its non-GAAP financial measures to adjusted financial measures; for example, non-GAAP SG&A has been renamed to adjusted SG&A. The methodology for calculating these measures remains unchanged, and therefore any previously reported non-GAAP financial measures that are renamed to corresponding adjusted financial measures remain unchanged.

Return on Assets and Adjusted Return on Investment*

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and adjusted return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Adjusted ROI is defined as ROI operating income divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes adjusted ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining adjusted ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	February 1, 2025[1]	February 3, 2024[1]
Net earnings	$927	$1,241
Total assets	16,055	15,888
ROA	5.8%	7.8%

Adjusted Return on Investment ("ROI")	February 1, 2025[1]	February 3, 2024[1]
Numerator
Operating income	$1,262	$1,574
Add: Non-GAAP operating income adjustments[2]	493	214
Add: Operating lease interest[3]	115	113
Less: Income taxes[4]	(458)	(466)
Add: Depreciation	845	862
Add: Operating lease amortization[5]	667	661
ROI operating income	$2,924	$2,958

Denominator
Total assets	$16,055	$15,888
Less: Excess cash[6]	(400)	(258)
Add: Accumulated depreciation and amortization[7]	5,270	5,122
Less: Adjusted current liabilities[8]	(8,400)	(8,389)
Average invested operating assets	$12,525	$12,363

Adjusted ROI	23.3%	23.9%

(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for goodwill impairments, restructuring charges and amortization of definite-lived intangible assets associated with acquisitions. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company’s earnings releases.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. The add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(8)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.

*  Beginning in Q4 FY25, the company renamed all of its non-GAAP financial measures to adjusted financial measures; for example, non-GAAP SG&A has been renamed to adjusted SG&A. The methodology for calculating these measures remains unchanged, and therefore any previously reported non-GAAP financial measures that are renamed to corresponding adjusted financial measures remain unchanged.